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                                                           Exhibit 23.4

                    [LETTERHEAD OF GRANT THORNTON HONG KONG]

October 23, 1996

Board of Directors
Nu Skin Hong Kong, Inc.
Room 2503 Windsor House
311 Gloucester Road
Causeway Bay
Hong Kong



Gentlemen

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We refer to our audit report, dated April 14, 1994 on the financial statements of Nu Skin Hong Kong, Inc. - Hong Kong Branch as of September 30, 1993 and for the year then ended, except for notes 2 and 8 to these financial statements as to which the date is August 30, 1996.

We consent to the use of the aforementioned report in the Registration Statement (Amendment No.2) on Form S-1 (333-12073) and Prospectus of Nu Skin Asia Pacific, Inc.

Very truly yours



/s/ Grant Thornton
GRANT THORNTON